Exhibit 10.28

REVANCE THERAPEUTICS, INC.
2020 MANAGEMENT BONUS PROGRAM
On February 6, 2020, the Board of Directors of Revance Therapeutics, Inc. (the “Company”) approved the Company’s 2020 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to 2020 performance (the “2020 Bonus Program”).
The 2020 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.
The Company’s 2020 corporate goals include (i) achievement of specified milestones and activities relating to the Biologics License Application for DaxibotulinumtoxinA for Injection (DAXI) filed with the U.S. Food and Drug Administration (50% weighting), (ii) achievement of specified commercial product development milestones (25% weighting), (iii) achievement of specified milestones relating to the Company’s clinical development programs (25% weighting), and (iv) the stretch goal of achieving certain financial and strategic milestones (up to 10% weighting).
The cash bonus for Mark J. Foley will be based on the achievement of the 2020 corporate goals (100% weighting). The cash bonus for the other executive officers will be based on the achievement of the 2020 corporate goals (75% weighting) and individual performance goals (25% weighting). The executive officers’ actual bonuses for fiscal year 2020 may exceed 100% of his or her 2020 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals, including stretch goals. Payment of bonuses to the Company’s executive officers under the 2020 Bonus Program and the actual amount of such bonus, if any, are at the discretion of the Compensation Committee. The actual bonus awarded, if any, may be more or less than each executive’s annual target bonus.